Exhibit 10.10

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into by and between Apria Healthcare Group Inc., a Delaware corporation (“Apria”) (the “Company”), and Daniel E. Greenleaf (the “Executive”) on October 24, 2008 and effective as of April 7, 2008 (the “Effective Date”).

RECITALS

A. It is the desire of the Company to retain the services of the Executive and to recognize the Executive’s contribution to the Company during the course of his employment.

B. The Company and the Executive wish to set forth certain terms and conditions of the Executive’s employment.

C. The Company wishes to provide to the Executive certain benefits in the event that his employment is terminated by the Company without Cause (as defined below) or in the event that he terminates employment for Good Reason (as defined below), in order to encourage the Executive’s performance and continued commitment to the Company.

D. This Agreement amends and restates in its entirety that certain Executive Employment Agreement by and between the Company and the Executive dated June 18, 2008 (the “Prior Employment Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Term; Positions and Duties.

(a) Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to accept such employment, upon the terms and conditions hereinafter set forth. The term of the employment shall commence on the Effective Date and will continue until the termination of the Executive’s employment by reason of his written resignation, termination by the Company for any reason by written notice of termination, or death (the “Period of Employment”). The Executive’s employment may be terminated at any time by written notice from the Executive to the Company or from the Company to the Executive, in the manner provided in Section 6 hereof.

(b) Position and Duties. The Executive shall serve as President of Coram, Inc. (“Coram”), with direct reporting responsibility to the Chief Executive Officer of the Company. Subject to the terms and conditions set forth further herein, the Executive shall undertake such duties and have such authority for the Company and/or Coram as the Company, through its Chief Executive Officer, shall assign to the Executive from time to time in the Company’s sole and absolute discretion; provided such duties and responsibilities are the types of duties and responsibilities that would ordinarily be assigned to a person with employment experience and position comparable to that of the Executive and are consistent with the policies, procedures and guidelines of the Company, applicable laws and this Agreement. The Executive agrees to devote substantially all of his working time and efforts to the business and affairs of the Company and Coram. The Executive further agrees that he shall not undertake any outside activities which create a conflict of interest with his duties to the Company and Coram, or which, in the judgment of the Chief Executive Officer or Board of Directors of the Company, interfere with the performance of the Executive’s duties to the Company and Coram. The Executive agrees that he shall not be entitled to any additional compensation (other than the compensation from the Company expressly provided for in this Agreement) for his services to Coram.

2. Compensation and Benefits.

(a) Salary. During the Period of Employment, the Company shall pay to the Executive a base salary at the rate of $475,000 per year, in accordance with its regular practices and policies. The Company may increase the Executive’s salary from time to time.

(b) Bonus. During the Period of Employment, the Executive shall be eligible to participate in the Company’s Executive Bonus Plan, or such other bonus plans applicable to the Executive’s position as in effect from time to time. For 2008, the Executive’s target aggregate bonus opportunity under the Executive Bonus Plan shall be 100% of the Executive’s annualized rate of base salary as set forth in Section 2(a) above, prorated from April 7, 2008. The actual amount of the bonus the Executive earns for 2008 shall be based on the level of achievement of the applicable performance criteria set forth in Schedule A to the Executive Bonus Plan, a copy of which is attached hereto as Exhibit A. As also specified in Schedule A attached to the Executive Bonus Plan, the Executive shall be eligible for a maximum bonus of 150% of the Executive’s salary if the budgeted targets for net revenue, operating income and free cash flow set for Apria are achieved at maximum levels. For 2008, the Executive shall receive a minimum guaranteed bonus payment of 25% of the Executive’s annualized rate of base salary as set forth in Section 2(a) above, prorated from April 1, 2008. Any bonus paid to the Executive shall be paid at the time and in the form and manner provided under the terms of the plan pursuant to which it was earned.

(c) Equity Awards. As of the Effective Date and subject to the Executive’s execution effective as of the Effective Date of that certain Non-competition and Non-solicitation Agreement attached hereto as Exhibit B (the “Non-competition Agreement”), the Company shall grant to the Executive (i) an award of 40,000 restricted stock units (“RSUs”) that represent shares of Apria common stock on a one-for-one basis that vests and is paid in three equal annual installments over the three year period beginning on the first anniversary of the Effective Date and each anniversary thereafter until the award is fully vested and paid, subject to the Executive’s continued employment with the Company through each vesting date, and (ii) stock appreciation right (“SARs”) with respect to 300,000 shares of Apria common stock that vest in equal annual installments over the four year period beginning on the first anniversary of the Effective Date and each anniversary of the Effective Date thereafter until the SAR is fully vested, subject to the Executive’s continued employment with the Company through each vesting date. The base price of the SARs shall be the closing price on the New York Stock Exchange on the Effective Date. The Executive acknowledges and agrees that he is subject to the Apria Stock Ownership Requirements for Senior Executive Officers, in the form attached hereto as Exhibit C. The Executive shall be eligible for future grants of RSUs, SARs and other equity-based awards under Apria’s 2003 Performance Incentive Plan, or such other equity compensation plan as may be in effect from time to time. The Company agrees that the agreements evidencing the equity awards described in this Section 2(c) shall provide that the term “Good Reason” shall have the meaning set forth in Section 3(e) hereof.

(d) Other Employee Benefits. During the Period of Employment, the Executive shall be entitled to participate in the Company’s group life, health and disability insurance plans, the Company’s 401(k) Savings Plan as well as the Senior Executive Medical and Dental Programs, subject in all respects to the terms and conditions of those plans and programs. In addition, the Executive shall be entitled to participate in all other employee benefit plans, programs and arrangements of the Company (including, without limitation, annual bonus, equity compensation, welfare, fringe, retirement, savings, vacation, deferred compensation and any other plans, programs and arrangements) applicable to senior executives or employees of the Company generally, in accordance with the terms of such plans, programs or arrangements as they shall be in effect from time to time during the term of the Executive’s employment; provided, however, that nothing herein shall entitle the Executive to any specific awards under the Company’s equity compensation plans or other discretionary employee benefit plans. Subject to the terms and conditions set forth further herein, the parties to this Agreement recognize that the Company may terminate or modify such plans, programs or arrangements at any time without the consent of the Executive.

(e) Relocation. The Executive’s principal work location shall be at Coram’s headquarters in Denver, Colorado. The Executive acknowledges and agrees that it is a condition of his employment with the Company that the Executive relocates to the Denver, Colorado area. In connection with the Executive’s relocation, the Company shall provide the Executive with executive-management relocation benefits such that the Executive will be reimbursed for approved reasonable expenses associated with the Executive’s relocation, including realtor and closing cost fees for the Executive’s New Jersey and Denver, Colorado area residences, movement of personal household items, shipment of two personal vehicles and temporary living and storage expenses. Additionally, the Company shall reimburse the Executive for reasonable expenses for up to five house hunting trips for the Executive and his spouse (with such travel arrangements to be made through the Company’s travel department).

If the Executive’s New Jersey residence becomes vacant and remains unsold, the Company will reimburse the Executive an amount equal to the greater of $7,000 gross or $4,500 net per month, for up to six months, to cover the residence’s carrying costs. In addition, during the period prior to the sale of the New Jersey residence, if the Executive incurs additional temporary indebtedness to fund the equity portion of the purchase price for the Executive’s Denver, Colorado area residence, the Company shall also reimburse the Executive for up to a total of $30,000 of the interest costs associated with that additional indebtedness. If the Executive’s New Jersey residence does not sell within six months, the Company and the Executive shall negotiate in good faith other possible assistance arrangements.

Any reimbursements to the Executive pursuant to this Section 2(e) shall be made in accordance with the Company’s reimbursement policies as they may be in effect from time to time and in all events shall be made not later than the end of the calendar year following the year in which the related expense was incurred.

(f) Vacation and Fringe Benefits. The Executive shall be entitled to a minimum of 20 days of vacation annually, to be available and prorated monthly during the terms of this Agreement and otherwise to be consistent with the vacation policy and practice applicable to other senior executives of the Company.

(g) Expenses. During the Period of Employment, the Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by the

Executive in performing services for the Company in accordance with the Company’s reimbursement policies as they may be in effect from time to time. The parties to this Agreement recognize that such policies may be amended and/or terminated by the Company at any time without the consent of the Executive. In all events, any reimbursement made to the Executive pursuant to this Section 2(g) shall be made not later than the end of the calendar year following the year in which the related expense was incurred, and the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement during any subsequent calendar year.

3. Grounds for Termination. Subject to the terms and conditions set forth further herein, the Executive’s employment may be terminated by the Company or the Executive at any time, for any reason or no reason, with or without Cause or Good Reason (as such terms are defined below). The Executive’s employment may end for any one of the following reasons:

(a) Without Cause or Without Good Reason. The Executive or the Company may terminate the Executive’s employment at any time, without Cause (in the case of the Company) or without Good Reason (in the case of the Executive), by giving the other party to this Agreement at least thirty (30) days advance written notice of such termination.

(b) Death. The Executive’s employment hereunder shall terminate upon his death.

(c) Disability. If the Company determines in good faith that the Executive has incurred a Disability (as defined below), it may give the Executive written notice in accordance with Section 6 of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment shall terminate effective on the 30th day following receipt of such notice by the Executive; provided that, within the 30-day following receipt, the Executive shall not have returned to full-time performance of his duties. For purposes of this Agreement, “Disability” shall mean the Executive’s incapacity due to physical or mental impairment which substantially limits a major life activity and which renders the Executive unable to perform the essential functions of his position on a full-time basis for the entire period of six (6) consecutive months, even with reasonable accommodation that does not impose an undue hardship on the Company.

(d) Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement (except as set forth below), “Cause” shall mean that the Board of Directors of the Company, acting in good faith based upon the information then known to the Company, determines that the Executive has (i) engaged in or committed willful misconduct; (ii) engaged in or committed theft, fraud or other conduct constituting a felony (other than traffic related offenses or as a result of vicarious liability); (iii) refused or demonstrated an unwillingness to substantially perform his duties for a 30-day period after written demand for substantial performance that refers to this Section 3(d) and is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties for the Company or Coram; (iv) refused or demonstrated an unwillingness to reasonably cooperate in good faith with any Company, Coram or government investigation or provide testimony therein (other than such failure resulting from the Executive’s disability); (v) engaged in or committed any willful act that is likely to and which does in fact have the effect of injuring the reputation or business of the Company or Coram; (vi) willfully violated his fiduciary duty or his duty of loyalty to the Company or Coram or the Company’s Code of Ethical Business Conduct in any material respect; (vii) used alcohol or drugs (other than drugs prescribed to the Executive by a physician and used by the Executive for their intended purpose for which they had been prescribed) in a manner which materially and repeatedly interferes with the performance of his duties hereunder or which has the effect of materially injuring the reputation or business of the Company or Coram; or (viii) engaged in or committed a material breach of this Agreement for a 30-day period after written notification is delivered by the Company that specifically refers to this Section 3(d) and identifies the manner in which the Company believes the Executive has materially breached this Agreement. For purposes of the above clauses (i), (v) and (vi) of this Section 3(d), no act, or failure to act, on the Executive’s part shall be considered willful unless done or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding anything herein to the contrary, for purposes of any termination of employment that occurs within the period that (i) begins with the first to occur of (1) the initial public announcement of a Change of Control (as defined below), or (2) the 90th day preceding a Change of Control and (ii) ends two years following such Change of Control, “Cause” shall instead mean only the occurrence of either or both of the following: (A) the Executive’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or (B) the willful engaging by the Executive in misconduct that is significantly injurious to the Company or Coram. For purposes of the above clause (B) of this Section 3(d), no act, or failure to act, on the Executive’s part shall be considered willful unless done or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without delivery to the Executive of a notice of termination signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith opinion of such officer signing the notice, the Executive has engaged in or committed conduct of the nature described in this Section 3(d), specifying the particulars thereof in detail and, further, providing the Executive a reasonable opportunity to respond.

(e) Resignation for Good Reason. The Executive may resign on account of Good Reason (as defined below).

4. Payments upon Termination.

(a) Without Cause or With Good Reason. In the event that the Executive’s employment is terminated by the Company for any reason other than death, Disability or Cause as defined in Sections 3(b), (c) and (d) of this Agreement, or in the event that the Executive terminates his employment hereunder with Good Reason as defined in Section 4(c) of this Agreement, the Executive shall be entitled to receive severance pay in an aggregate amount equal to 200% of his Annual Compensation, which shall be paid, subject to Section 11(b), in periodic installments in accordance with the Company’s customary payroll practices over a period of twenty-four (24) months, less any amounts required to be withheld by applicable law, with the first such installment payable within ten (10) business days following the date the release referred to below in this Section 4(a) becomes irrevocable under applicable law and in all events not later than the end of the month following the month in which the Executive’s Separation from Service (as such term is defined in Section 4(g)) occurs; provided, however, that any such payment shall be contingent upon the Executive’s execution and delivery to the Company within 21 days of the termination of his employment (or such longer period as may be required under applicable law) of a valid release of all claims the Executive may have against the Company in the form attached hereto as Exhibit D (which may be modified only to the extent necessary to reflect developments in applicable law that would jeopardize enforceability of such release unless the modifications are not made), and not revoking such release within any revocation period provided under applicable law, and continued compliance with the restrictive covenants described in Sections 7, 8 and 9 below; and provided, further, that, if the Executive provides such release of claims, in no event shall the Executive be entitled to payment pursuant to this Section 4(a) of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for such release. The Company will also pay to the Executive any Accrued Obligations (as defined in Section 4(f) below).

(b) Annual Compensation. For purposes of this Section 4, the term “Annual Compensation” means an amount equal to the Executive’s annual base salary at the rate in effect on the date on which the Executive received or gave written notice of his termination, plus the sum of (i) an amount equal to the average of the annual bonuses with respect to the Company’s two (2) most recently completed fiscal years, if any, determined to be payable and/or paid to the Executive under the Company’s the Executive Bonus Plan (or comparable bonus plan) prior to such notice of termination, and (ii) an amount determined by the Company from time to time in its sole discretion to be equal to the annual cost for the Executive of obtaining medical, dental and vision insurance under COBRA, which annual amount is hereby initially estimated to be $20,000. For purposes of calculating the Executive’s Annual Compensation under this Agreement in the event the Executive has been employed by the Company for a period which does not include two full annual bonus cycles or for which the Company did not maintain a bonus plan, the average of the annual bonuses described in clause (i) above shall be deemed to be equal to (A) if clause (B) below does not apply, 100% of the Executive’s base salary for the year of termination or (B) in the event that the Executive has been employed for a period which includes one (but not two) full annual bonus cycles prior to the termination of employment, the average of the earned annual bonus for the full bonus cycle during the Executive’s employment plus an amount equal to 100% of the Executive’s base salary for the year of termination.

(c) Good Reason. For purposes of this Agreement, the term “Good Reason” means the occurrence of any of the following, without the written consent of the Executive, unless such event is rescinded within ten (10) business days after the Executive notifies the Company that he objects thereto:

(i)	any reduction in the Executive’s combined annual base salary and target level bonus percentage, except for a general one-time “across-the-board” salary reduction not exceeding ten percent (10%) which is imposed simultaneously on all executive officers of the Company; or

(ii)	the Company requires the Executive to be based at an office location which will result in an increase of more than thirty (30) miles in the Executive’s one-way commute, except in connection with a relocation of the Company’s principal executive offices and except for the relocation contemplated by Section 2(e);

(iii)	the Company does not permit the Executive to continue to serve as President of Coram or another mutually acceptable senior executive position;

provided, however, that “Good Reason” shall cease to exist for an event on the 60th day following the earlier of the Company’s written notice of the change to the Executive or the Executive’s becoming aware thereof, unless the Executive has given the Company written notice of his objection thereto prior to such date.

Notwithstanding anything herein to the contrary, for purposes of any termination of employment that occurs within the period that (A) begins with the first to occur of (1) the initial public announcement of a Change of Control (as defined below), or (2) the 90th day preceding a Change of Control and (B) ends two years following such Change of Control, “Good Reason” shall instead mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i)	a material reduction in the nature, status or scope of the Executive’s authorities, duties, and/or responsibilities (when such authorities, duties, and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the Change of Control (provided, however, that neither of (A) a change in the Executive’s title or reporting relationships, nor (B) an adjustment in the nature of the Executive’s duties and responsibilities that in either case does not remove from him the authority with respect to the Company’s functional area, employees or products and services that the Executive had immediately prior to such change or adjustment shall constitute “Good Reason”);

(ii)	a reduction in the Executive’s base salary from its highest level in effect at any point in the three months preceding the Change of Control or a significant reduction in the Executive’s aggregate incentive opportunities under the Company’s short and/or long-term incentive programs and/or bonus plans, as such opportunities exist immediately prior to the Change of Control;

(iii)	the failure of the Company to maintain the Executive’s relative level of coverage and accruals (as compared to other Company executives) under the Company’s employee benefit and/or retirement plans, policies, practices, or arrangements in which the Executive participates immediately prior the Change of Control (both in terms of the amount of benefits provided, and amounts accrued) (for this purpose, the Company may eliminate and/or modify existing programs and coverage levels without the Executive’s consent; provided, however, that the Executive’s level of coverage under all such programs must be at least as great as is provided to executives who have the same or lesser levels of reporting responsibilities within the Company’s organization);

(iv)	the Executive is informed by the Company that his principal place of employment for the Company will be relocated to a location that will result in an increase of more than thirty (30) miles in the Executive’s one-way commute (as compared to the Executive’s one-way commute prior to the Change of Control); or

(v)	the Company’s not permitting the Executive to continue to serve as President of Coram or another mutually acceptable senior executive position.

(d) Release of all Claims. The Executive understands and agrees that the Company’s obligation to pay the Executive severance pay under this Agreement is subject to the Executive’s execution of a valid written waiver and release of all claims which the Executive may have against the Company and/or its successors in the form attached hereto as Exhibit D.

(e) No Mitigation or Offset. Notwithstanding anything herein to the contrary, the amount of any payment or benefit provided for in this Section 4 shall not be reduced, offset or subject to recovery by the Company or any of its subsidiaries or affiliates by reason of any compensation earned by the Executive as the result of employment by another employer after the Executive’s employment with the Company terminates for any reason. In addition, the Executive shall be under no obligation to seek other employment or to take any other actions to mitigate the amounts payable under this Section 4.

(f) Death, Disability, Cause or Without Good Reason. In the event that the Executive’s employment is terminated due to death, disability, Cause or by the Executive without Good Reason, the Company shall not be obligated to pay the Executive any amount other than accrued and unpaid vacation, reimbursement for business expenses incurred prior to his termination and in compliance with the Company’s reimbursement policies, any unpaid salary for days worked prior to the termination, all other amounts accrued and earned by the Executive through the date of termination under the then existing plans and policies of the Company, and any amounts owing in respect of the Company’s indemnification obligations to the Executive (collectively, the “Accrued Obligations”).

(g) Separation from Service. As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(h) Change of Control. For purposes of this Agreement, a “Change of Control” shall, unless otherwise determined by the Board of Directors of the Company or Compensation Committee thereof prior to the consummation of the Change of Control, be deemed to have occurred if:

(i)	any “person,” as such term is used in Sections 13(d)and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) is, becomes or enters a contract to become, the “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the 1934 Act, directly or indirectly, of securities representing twenty-five percent (25%) or more of the voting common stock of the Company;

(ii)

all or substantially all of the business or assets of the Company are disposed of, or a contract is entered to dispose of all of the business of the Company pursuant to a merger, consolidation other transaction in which (a) the Company is not the surviving parent company or (b) the stockholders of the Company prior to the transaction do not continue to own at least sixty percent (60%) of the surviving parent company in substantially the same proportions as their ownership immediately prior to such transaction;

(iii)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board of Directors of Apria and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election to the Board of Directors of Apria or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iv)	the Company is materially or completely liquidated.

Notwithstanding clause (i) above, a “Change of Control” shall not be deemed to have occurred solely because a person shall be, become or enter into a contract to become the beneficial owner of 25% or more, but less than 40%, of the voting common stock of the Company, if and for so long as such person is bound by, and in compliance with, a contract with the Company providing that such person may not nominate, vote for, or select more than a minority of the directors of the Company. The exception provided by the preceding sentence shall cease to apply with respect to any person upon expiration, waiver, or non-compliance with any such contract, by which such person was bound.

(i) In the event that at any time following a Change of Control the Executive initiates arbitration pursuant to Section 15 to enforce his rights to any payments under Section 4, or the Company seeks to deny, dispute or reduce any such payments for any reason, then:

(i)	the burden of proving that the Executive is not entitled to such payments shall be on the Company;

(ii)

the Company shall pay all expenses incurred by the Executive in prosecuting or defending any such proceeding as they are incurred by the Executive in advance of the final disposition of such dispute, together with any tax liability incurred by the Executive in connection with the receipt of such amounts (any such payment to be made within 30 days following Executive’s submission of customary supporting documentation to the Company and in all events Executive shall submit such supporting documentation to the Company not later than six months after the year in which such expense was incurred, and with respect to any expenses, the amount of expenses eligible for reimbursement during the Executive’s taxable year may not affect the amount of expenses eligible for reimbursement in any other taxable year); provided, however, that the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Executive, to repay all amounts so advanced to the extent the arbitrator in such proceeding affirmatively determines that the Company is the prevailing party, taking into account all claims made by any such party to such proceeding; and

(iii)	all such payments or benefits described in this Agreement shall continue to be made or provided on the dates provided herein as if all assertions or claims made by the Executive are accurate without any offsets, claims or charges of any kind whatsoever being asserted by the Company, except in the event a final determination pursuant to the arbitration provisions of Section 15 has been rendered and such determination provides that the Company is entitled to assert any such offset, claim or charge against the Executive, in which event any such offset, if applicable, shall be in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

5. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

6. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, by telecopy, email or other form of written electronic transmission, by overnight courier or by registered or certified mail, postage prepaid, or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Daniel E. Greenleaf

If to the Company:

Apria Healthcare Group Inc.

26220 Enterprise Court

Lake Forest, California 92630

Attention: Chief Executive Officer

With a copy to the attention of the Company’s Sr. Vice President, Human Resources or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7. Antisolicitation. The Executive promises and agrees that, during the period of his employment by the Company and for a period of two years thereafter, he will not influence or attempt to influence customers or patients of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company, where the identity of the customer or patient, or any information concerning the relationship between the customer or patient and the Company, is a trade secret or other Confidential Material (as defined below).

8. Soliciting Employees. The Executive promises and agrees that, for a period of two years following termination of his employment, he will not, directly or indirectly, solicit any of the Company employees who earned annually $50,000 or more as a Company employee during the last six months of his own employment, or facilitate the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity.

9. Confidential Information.

(a) The Executive, in the performance of his duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but not limited to systems technology, field operations, reimbursement, development, marketing, organizational, financial, management, administrative, clinical, customer, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to the Executive in confidence. Except in the performance of duties on behalf of the Company, the Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of the Executive’s) to be confidential because it has become part of the public domain. All records, files, drawings, documents, notes, disks, diskettes, tapes, magnetic media, photographs, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which the Executive prepares, uses or encounters during the course of his employment, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, the Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in the Executive’s possession or under the Executive’s control.

(b) The Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material by any means whatsoever and at any time before, during or after the Executive’s employment with the Company shall constitute unfair competition. The Executive agrees he shall not engage in unfair competition either during the time employed by the Company or any time thereafter.

(c) The Executive promises and agrees that for a period of one year following termination of his employment, he will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company, or that is or reasonably would be expected to be damaging to the reputation of the Company. The Company promises and agrees that it will use its best efforts to not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Executive, or that is or reasonably would be expected to be damaging to the reputation of the Executive.

10. Parachute Limitation.

(i)

Notwithstanding any other provision of this Agreement, in the event that any amount or benefit that may be paid or otherwise provided to or in respect of the Executive by or on behalf of the Company or any affiliate, whether pursuant to this Agreement or otherwise (collectively, “Covered Payments”), is or may become subject to the tax imposed under Section 4999 of the Code (or any successor provision or any comparable provision of state, local or foreign law) (“Excise Tax”), then the portion of the Covered Payments that would be treated as “parachute payments” under Code Section 280G (“Covered Parachute Payments”) shall be reduced so that the Covered Parachute Payments, in the aggregate, are reduced to the Safe Harbor Amount (as defined below); provided that such reduction to the Covered Payments shall be made only if the total after-tax benefit to the Executive is greater after giving effect to such reduction than if no such reduction had been made. For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Covered Payments that would result in no portion of the Covered Payments being subject to the Excise Tax. In the event that it is determined that the amount of any Covered Payments will be reduced in accordance with this Section 10, the Covered Payments shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times they will be reduced on a pro rata basis.

(ii)	The determination of (i) whether an event described in Section 280G(b)(2)(A)(i) of the Code has occurred, (ii) the value of any Covered Parachute Payments and the Safe Harbor Amount, (iii) whether any reduction in the Covered Payments is required under Section 10(a), and (iv) the amount of any such reduction, shall be made initially by an accounting firm selected by the Compensation Committee of the Board of Directors (as constituted prior to the occurrence of any Change of Control), or, if no such firm is selected, by the independent compensation consulting firm retained by the Compensation Committee prior to any Change of Control to provide consulting advice to the Compensation Committee (the “Accountants”). For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company shall bear and be solely responsible for all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.

(iii)	If it is determined that a reduction in payments is required pursuant to Section 10(a) and, notwithstanding any prior reduction described in this Section 10, the Internal Revenue Service (the “IRS”) determines that the Executive is liable for the Excise Tax as a result of the receipt of amounts payable under this Agreement or otherwise as described above, then the Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Executive challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the “Repayment Amount”. The Repayment Amount with respect to the payment of benefits shall be, if a reduction in payments is required pursuant to Section 10(a), the smallest such amount as shall be required to be paid to the Company so that the Executive is not subject to the Excise Tax.

11. Section 409A.

(a) It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject the Executive to payment of any interest or additional tax imposed under Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, the Agreement shall be construed and interpreted in a manner to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, and if the deferral of the commencement of any payments or benefits otherwise payable hereunder for a period of six (6) months following the Executive’s Separation from Service is necessary pursuant to Section 409A of the Code, commencement of any such payments or benefits shall be delayed as required by Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 11(b) shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death), and any such payments shall be increased by an amount equal to interest on such payments for the period commencing with the date such payment would have otherwise been made but for this Section 11(b) (the “Original Payment Date”) and ending on the date such payment is actually made, at an interest rate equal to the prime rate in effect as of the Original Payment Date plus one point (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal). The provisions of this Section 11(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

(c) Except as otherwise explicitly provided herein, any reimbursements or in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement (or, if no such period is specified, the Executive’s lifetime), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. In addition, any tax gross-up payments provided for herein shall be paid as soon as practicable, but in no event later than the end of the Executive’s taxable year following the Executive’s taxable year in which he remits the related taxes. Notwithstanding any other provision contained herein, any offset pursuant to the terms this Agreement of amounts payable to the Executive shall be in accordance with Section 409A of the Code.

12. Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Chief Executive Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this

Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

13. Severability. The provisions of this Agreement are severable and in the event that a court of competent jurisdiction determines that any provision of this Agreement is in violation of any law or public policy, in whole or in part, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment by the Company shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in accordance with the American Arbitration Association’s National Rules for Resolution of Employment Disputes as then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 7, 8 or 9 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond, and provided, further, that the Executive shall be entitled to seek specific performance of his right to be paid until the date of employment termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Executive expressly acknowledges and agrees that if the Company has a reasonable good faith belief that he is in violation of any of the restrictive covenants set forth in said Sections 7, 8 or 9, then the Company, following written notice to the Executive explaining the basis for its belief, may suspend any future payments scheduled to be made pursuant to Section 4, unless and until the Executive establishes to the Company’s reasonable good faith satisfaction that no such violation has occurred. Each party shall pay its own attorneys’ fees and costs. If any party prevails on a statutory claim which affords attorneys’ fees and costs, the arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party. The fees and expenses of the arbitrator and the arbitration shall be borne by the Company.

16. Entire Agreement. This Agreement together with all Exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein (including, without limitation, the Prior Employment Agreement) is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

APRIA HEALTHCARE GROUP INC.

By:	/s/ Norman C. Payson
	Name:	Norman C. Payson, M.D.
	Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Daniel E. Greenleaf
	Name:	Daniel E. Greenleaf

EXHIBIT A

APRIA HEALTHCARE GROUP INC. 2008 EXECUTIVE BONUS PLAN

EXHIBIT B

NONCOMPETITION AND NONSOLICITATION AGREEMENT

EXHIBIT C

APRIA HEALTHCARE GROUP INC. STOCK OWNERSHIP REQUIREMENTS FOR

SENIOR EXECUTIVE OFFICERS

EXHIBIT D

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is made as of the      day of                     , 20    , by and between Daniel E. Greenleaf, an individual (“Executive”), and Apria Healthcare Group Inc., a Delaware corporation (“Apria”). In consideration of the payments and benefits described in paragraph 1 below to be provided to Executive pursuant to that certain Amended and Restated Executive Employment Agreement, dated October 24, 2008 and effective as of April 7, 2008, to which Executive and Apria are parties (the “Employment Agreement”), the sufficiency of which is acknowledged hereby, Executive and Apria agree as follows:

1. In consideration of Executive’s general release of claims, his agreements in paragraphs 7, 8 and 9 of the Employment Agreement, and his other promises set forth herein, Apria shall pay to Executive the following amounts:

(a) a total of $             in severance compensation, subject to standard withholding for federal and state taxes, which shall be payable in accordance with Apria’s regular payroll procedures in 52 consecutive bi-weekly installments over the 24-month period beginning on                         , each in the gross amount of $            ; and

(b) all salary amounts earned but not yet paid, subject to standard withholding for federal and state taxes, payable on or as soon as practicable after                         .

2. On or before                         , Executive shall return to Apria his company-provided laptop computer, cell phone, BlackBerry, credit cards, electronic fuel card, electronic building access cards and all other property of Apria. He shall not take or copy in any form or manner any financial information, lists of customers, prices, or any other confidential and proprietary materials or information of Apria.

3. Neither this Release nor anything in this Release shall be construed to be or shall be admissible in any proceeding as evidence of an admission by Apria or Executive of any violation of Apria’s policies or procedures, or state or federal laws or regulations. This Release may be introduced, however, in any proceeding to enforce the Release. Such introduction shall be pursuant to an order protecting its confidentiality, except insofar as a court declines to enter any such Order.

4. Except for (i) those obligations created by or arising out of this Release, (ii) any rights Executive may have under stock option, stock appreciation right and restricted stock unit agreements with Apria and any retirement, 401(k), or similar benefit plans of Apria, and (iii) the continuing right to indemnification as provided by applicable law or in Apria’s bylaws and articles of incorporation in connection with acts, suits or proceedings by reason of the fact that he was an officer or employee of Apria where the basis of the claims against him consists of acts or omissions taken or made in such capacity, or any indemnification rights of Executive otherwise

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provided pursuant to the Agreement and Plan of Merger among Apria, Sky Acquisition LLC, and Sky Merger Sub Corporation, dated as of June 18, 2008, Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Apria, and its predecessors, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively (including Apria) referred to as the “Apria Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held as against the Apria Releasees, arising out of or in any way connected with his employment relationship with any Apria Releasee, or his voluntary resignation from employment with the Apria Releasees or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any Apria Releasee committed or omitted prior to the date of this Release, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment Practices Act, the Equal Pay Laws, the Workers’ Compensation Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, the state and federal Worker Adjustment and Retraining Notification Act, the California Business and Professions Code, or any common law or statutory claim for fraud, wrongful termination, violation of public policy or defamation, or any claim for compensation, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability.

Except for those obligations created by or arising out of this Release, and except as provided below, Apria on behalf of itself and the Apria Releasees (to the extent the matter in question arises on the basis of their relationship to Apria) hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, Executive from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, whether or not concealed or hidden, arising out of or in any way connected with Executive’s employment relationship with any Apria Releasee or his voluntary resignation from employment with the Apria Releasees, or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, which Apria now owns or holds or has at any time heretofore owned or held as against Executive.

5. It is the intention of Apria and Executive in executing this Release that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Apria and Executive hereby expressly waive any and all rights and benefits conferred upon them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Release shall be given full force

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and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Apria and Executive, and each of them, acknowledge that either may hereafter discover claims or facts in addition to or different from those which either or both of them now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement. Nevertheless, Apria and Executive each hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Apria and Executive each acknowledge that it or he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

6. The terms and conditions of this Release shall remain confidential as between the parties and professional advisers to the parties and neither of them shall disclose them to any other person, except as provided herein or as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) or as otherwise may be required by law or court order. Without limiting the generality of the foregoing, neither Apria nor Executive will respond to or in any way participate in or contribute to any public discussion concerning, or in any way relating to, the execution of this Release or the events which led to its execution. Except as provided above with respect to SEC rules and regulations or as otherwise may be required by law or court order, if inquiry is made of Apria concerning any of the claims released by this Release or relating to Executive’s employment with Apria, Apria shall provide to third parties Executive’s dates of employment with Apria and its predecessors and his job titles during such employment, in accordance with the normal practices of Apria’s human resources department.

7. Executive expressly acknowledges and agrees that, by entering into this Release, he is waiving any and all rights or claims that may have arisen under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges that:

a. He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

b. He was given a copy of this Release on                         , and informed that he had 21 days within which to consider this Release, although he is free to execute this Release anytime within that 21-day period as indicated in Section 18 below; and

c. He was informed that he has seven days following the date of his execution of this Release in which to revoke this Release, which revocation may be effected by

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means of a written notice sent to the General Counsel of Apria at Apria’s corporate headquarters, provided that in all events any revocation must be received by Apria during the seven-day revocation period.

d. Apria and Executive agree that this Release will not become effective or enforceable until the seven-day revocation period has expired without Executive’s having revoked this Release.

8. Apria and Executive each warrant and represent that neither has heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof and each shall defend, indemnify and hold harmless the other from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

9. Apria and Executive acknowledge that any employment relationship between them (including with any other Apria Releasee) will terminate on                         , that they have no further employment relationship except as may arise out of this Release and that Executive waives any right or claim to reinstatement as an employee of any Apria Releasee and will not seek employment in the future with Apria, unless by mutual consent. Nothing herein shall be construed as voiding Executive’s entitlement to post-termination payments pursuant to Section 1 above or the Company’s (or any of its affiliates as the case may be) rights pursuant to Sections 7, 8 and 9 of the Employment Agreement.

10. This Release shall be incorporated into and made a part of the Employment Agreement as of the date hereof. This Release, together with the Employment Agreement and the Non-competition Agreement (as defined in the Employment Agreement), sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written discussions, agreements and understandings of any kind or nature. This Release shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. This Release does not, however, affect Executive’s rights under any Apria retirement, 401(k), or similar benefit plan. This Release also does not modify the provisions of any of Executive’s stock options, stock appreciation rights or restricted stock units.

11. If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Release which can be given effect without the invalid provisions or applications and to this end the provisions of this Release are declared to be severable.

12. This Release has been executed and delivered by Executive within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

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13. This Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

14. Any dispute or controversy between Executive on the one hand, and Apria (or any other Apria Releasee), on the other hand, in any way arising out of, related to, or connected with this Release or the subject matter hereof, or otherwise in any way arising out of, related to, or connected with Executive’s employment with any Apria Releasee or the termination of Executive’s employment with any Apria Releasee, shall be submitted for resolution by arbitration in accordance with the provisions of the Employment Agreement. APRIA AND EXECUTIVE ACKNOWLEDGE, UNDERSTAND AND AGREE THAT IN THE EVENT OF A DISPUTE UNDER THIS RELEASE, EACH PARTY HAS WAIVED ANY RIGHT TO A JURY TRIAL AND A JUDICIAL RESOLUTION OF THE DISPUTE.

15. No waiver of any breach of any term or provision of this Release shall be construed to be, or shall be, a waiver of any other breach of this Release. No waiver shall be binding unless in writing and signed by the party waiving the breach.

16. In entering this Release, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that they have read the Release and have had the opportunity to have the Release explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

17. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Release and which are not inconsistent with its terms.

18. Executive hereby declares as follows:

I,                         , hereby acknowledge that I was given 21 days to consider the foregoing Release and voluntarily chose to sign the Release prior to the expiration of the 21-day period.

I have read the foregoing Release and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Release this      day of                     , 20    .

Daniel E. Greenleaf

APRIA HEALTHCARE GROUP INC.

By:
[Name]
[Title]

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